Exhibit 10.5

3rd AMENDMENT

to

SHARE PURCHASE AGREEMENT

THIS 3rd AMENDMENT (“Amendment”) is dated as of 28 November 2011, by and between Monsanto Company, a Delaware corporation (“Monsanto”), and Evogene Ltd., an Israeli company (“Evogene”).

WHEREAS, Monsanto and Evogene are parties to that certain Share Purchase Agreement dated 27 August 2008, as amended on September 21, 2011 and further amended on November 14, 2011 (collectively, the “Agreement”); and

WHEREAS, the Parties have agreed to terminate the Put Option set forth in the Agreement, and replace it with the New Put Option (as defined below) set forth herein;

WHEREAS, contemporaneously with the execution of this Amendment, Monsanto and Evogene are entering into an amendment to the Collaboration Agreement between the Parties (the “Amended and Restated Collaboration Agreement”);

NOW, THEREFORE, it is agreed by and between the parties as follows:

1.	Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement or in the Amended and Restated Collaboration Agreement, as applicable.

2.	The Put Option set forth in Section 7 of the Agreement is hereby terminated and replaced entirely with the New Put Option described in Section 3 of this Amendment.

3.	New Put Option

a.	The title to Section 7 of the Agreement is hereby amended to read: ‘New Put Option’.

b.	Section 7.1 of the Agreement is hereby amended in its entirety to read as follows:

7.1 Subject to (i) the Company issuing a letter from the Company’s Chief Executive Officer confirming that the Board of Directors of the Company has approved the issuance of the Additional Shares (as defined below) to the Purchaser and a letter from the Chairman of the Company’s Board of Directors pursuant to Section 282 of the Israeli Companies Law – 1999 confirming that all approvals required by the Company for the issuance of the Additional Shares have been obtained, the Purchaser hereby irrevocably grants the Company an option (hereinafter the “New Put Option”) pursuant to which the Company may issue to the Purchaser 1,000,000 Ordinary Shares of the Company (hereinafter the “Additional Shares”) at a price of USD 12 per Additional Share, that will be paid in US dollars by the Purchaser (hereinafter the “Exercise Price”), for an aggregate consideration of US$12,000,000. In the event of the Purchaser’s exercise of the Research Extension Option set forth in the Amended and Restated Collaboration Agreement, then, notwithstanding the foregoing, the New Put Option shall be as follows: the number of Additional Shares that the Company shall issue to the Purchaser in the event of the Company’s exercise of the New Put Option shall be 428,572 Ordinary

Shares of the Company, and the aggregate consideration to be paid by the Purchaser for such Additional Shares shall be US$6,000,000, reflecting an Exercise Price of USD 14 per Additional Share. Partial exercise of the New Put Option shall be subject to the written consent of the Parties. The Purchaser agrees that it shall not transfer any of the Additional Shares during the 45-day period following purchase of the Additional Shares pursuant to the New Put Option. The 45-day holding period described in clause 7.1 above shall not apply in the event of an exercise of the option immediately prior a COC Event of the Company.

c.	Section 7.2 of the Agreement is hereby amended in its entirety to read as follows:

7.2 Exercise of the New Put Option may be made by the Company at any time commencing on February 1, 2014 and ending on August 31, 2014 (inclusive) by notice in writing of the Company to the Purchaser (hereinafter the “Exercise Notice”).

d.	A new paragraph is added at the end of Section 7.3 of the Agreement as follows:

Upon receipt of the Exercise Notice by the Purchaser, the Company and the Purchaser shall each use commercially reasonable efforts to complete the Premerger Confirmation (as defined below) as soon as reasonably practicable and shall provide the other party with all information reasonably required in order to assist the other party to determine whether there are any premerger notification obligations under applicable competition laws or orders, and if required by such laws or orders, to file a premerger notification. The receiving party shall keep any such information provided in strict confidence, shall use it solely for the purpose of the above purposes, and to the extent practicable shall obtain confidential treatment of such information by the authorities. Each party shall be responsible for determining any applicable premerger notification obligations triggered by such party’s business or other circumstances and informing the other party of such obligations.

e.	A new Section 7.3A shall be added to the Agreement to read as follows:

It is hereby agreed that the consummation of the New Put Option and the issuance of the Additional Shares under this Agreement are subject to: (i) the approval of the TASE to list the Additional Shares for trading (the “TASE Approval”), and (ii) the Company and the Purchaser confirming, each with respect to any obligations triggered by such party’s business or other circumstances, the absence or completion of any premerger notification obligations or investigations under applicable competition laws or orders (the “Premerger Confirmation”).

f.	The first paragraph of Section 7.4 of the Agreement is hereby amended in its entirety to read as follows:

7.4 The parties will, within four (4) US business days after the later of (i) the date of receiving the TASE approval mentioned in clause 7.3A above, and (ii) the date of the Premerger Confirmation, convene by teleconference, facsimile and electronic mail communication, and take the following action:

g.	A new Section 7.5 shall be added to the Agreement to read as follows:

7.5 In the event that either the Company or the Purchaser is not able to provide the Premerger Confirmation within 45 days of receipt of the Exercise Notice by the Purchaser (the “Waiting Period”), then the Purchaser shall not be required to purchase the Additional Shares, and instead, within 7 days from the end of the Waiting Period the Purchaser shall pay to the Company an amount equal to the applicable aggregate Exercise Price (i.e. US$12,000,000 or US$6,000,000, as applicable) less the applicable aggregate Option Exercise Price (as defined below) (as converted from New Israeli Shekels to US Dollars on the date of payment) in exchange for an option to acquire all, but not less than all, of the applicable Additional Shares (i.e. 1,000,000 Ordinary Shares or 428,572 Ordinary Shares, as applicable) (the “Option”) for an aggregate exercise price in the amount of the aggregate par value of the applicable Additional Shares (the “Option Exercise Price”). Such option shall; (i) be freely transferable by the Purchaser (subject only to applicable securities laws); (ii) be exercisable by the Purchaser (or its transferee) at any time, subject to the limitations below; (iii) require the Company to provide at least 14 days advance notice to the Purchaser of a sale of the Company in which all shareholders (including Purchaser after exercise) are required to sell all shares of the Company or a merger in which the Company is not the surviving entity or the liquidation of the Company, and the Purchaser hereby undertakes to maintain all non-public information provided by the Company in strictest confidence (each a “COC Event”); (iv) require the Purchaser (or its transferee) to exercise the Option by not later than 4 days prior to a COC event (provided such 10 days notice is given), which exercise may be conditioned upon the Closing of such COC Event, or forfeit the right to purchase the Additional Shares; (v) shall expire upon the earlier of: (x) closing of a COC Event; or (y) 10 years from the date of the Option, and (vi) provide for customary adjustments to the number of Additional Shares and the Option Exercise Price for stock splits, stock dividends, repurchases of stock at above market prices and similar events. The 45-day holding period described in clause 7.1 above shall not apply in the event of an exercise of the Option immediately prior to a COC Event.

4.	Except for the modification provided for herein, all other terms of the Agreement shall remain unchanged.

This Agreement may be executed in two counterparts and by facsimile, each of which will be deemed an original and which together will constitute one instrument.

IN WITNESS WHEREOF, Monsanto and Evogene have caused this Amendment to be executed as of the day and year first above written.

MONSANTO COMPANY		EVOGENE LTD.

By:	/s/ Robert Reiter	By:	/s/ Ofer Haviv

Name:	Robert Reiter	Name:	Ofer Haviv

Title:	VP Biotechnology	Title:	President & CEO
	28 Nov, 2011		28 Nov, 2011